                                                                    EXHIBIT 3.1


===============================================================================


                                   AGREEMENT

                                  by and among

                                 1947 PTVI LLC

                                 1945 PTVI LLC

               HICKS, MUSE, TATE & FURST LATIN AMERICA FUND, L.P.

           HICKS, MUSE, TATE & FURST LATIN AMERICA PRIVATE FUND, L.P.

                          HMLA 1-SBS COINVESTORS, L.P.

              CERTAIN CLAXSON INTERACTIVE GROUP INC. STOCKHOLDERS

                                      and

                         CLAXSON INTERACTIVE GROUP INC.

                         Dated as of September 21, 2001


===============================================================================

                   AGREEMENT dated as of September 21, 2001 (this "Agreement") by and among 1947 PTVI LLC ("1947")and 1945 PTVI LLC ("1945"), Delaware limited liability companies, Hicks, Muse, Tate & Furst Latin America Fund, L.P., a Delaware limited partnership ("HM"), Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., a Delaware limited partnership ("HMPF"), HMLA 1-SBS Coinvestors, L.P., a Delaware limited partnership ("HMC", and together with HM and HMPF, "Hicks Muse"), certain shareholders of Claxson Interactive Group Inc. listed on Schedule A hereto (for purposes of Section 2.1, 2.2., 3.1, 4.3 and
Article V) (the "Founders"), Carlos Enrique Cisneros (for purposes of Sections
3.1 and 4.3 and Article V) and Claxson Interactive Group Inc. (the "Company").

                   WHEREAS, certain of the parties hereto and certain other parties have entered into a Combination Agreement, dated as of October 30, 2000 (as amended, the "Combination Agreement") relating to a transaction involving the Company, 1947 and 1945 and Hicks Muse and certain related matters;

                   WHEREAS, the Holders (as defined herein), the Founders, CEC and the Company desire to set forth certain terms and conditions governing their relationship; and

                   WHEREAS, it is a condition to the obligations of the Holders and the Company to consummate the transactions contemplated by the Combination Agreement that this Agreement be executed and delivered by the parties hereto.

                   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  Definitions

         Section 1.1 As used in this Agreement, the following terms shall have the respective meanings set forth below:

                   "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and as in effect on the date hereof.

                   "Articles of Association" shall mean the Amended and Restated Articles of Association of the Company, as in effect as of the Closing.

                   "Beneficial Owner" shall mean, with respect to any security, a Person who Beneficially Owns such security, and "Beneficial Ownership" shall have a correlative meaning.

                   "Beneficially Own" shall mean, with respect to any security, having or sharing the power (whether by proxy, contract or otherwise) to direct or control the voting or disposition of such security.

                   "CEC" shall mean Caries Enrique Cisneros and the members of his immediate family and their lineal descendants, and trusts or similar entities established for the benefit of such Persons, who or which have become party hereto.

                   "Cisneros Family" shall mean Ricardo Cisneros or Gustavo Cisneros and the members of their immediate families and their lineal descendants, and trusts or other entities established primarily for the benefit of any of such Persons and charities, and any entities controlled directly or indirectly by such Persons, who or which have agreed to be bound by this Agreement, other than CEC, unless CEC agrees in writing to be bound by the terms hereof.

                   "Company Common Shares" shall mean the Class A common shares, par value U.S.$0.0l per share, of the Company.

                   "Corporate Affiliate" shall mean, with respect to any Person, any other Person (other than a natural person) that is under common control with, or controlled by, the first Person, for so long as such first Person remains in such relationship. Any Corporate Affiliate of any member or members of the Cisneros Family shall be deemed to be a Corporate Affiliate of each member of the Cisneros Family.

                   "15% Event" shall mean, with respect to any Holder, any time at which the aggregate Ownership Percentage of such Holder and its Corporate Affiliates is less than 15% and any time thereafter (regardless of whether such Ownership Percentage subsequently is returned to or above such level and regardless of the cause of such event).

                   "Hicks Holder" shall mean, as of any date, any of the entities referred to herein collectively as Hicks Muse and any Corporate Affiliate of any of such entities that owns Company Common Shares on that date and has agreed to be bound by the terms hereof.

                   "Holders" shall mean, as applicable, the 1947/1945 Holders and/or the Hicks Holders.

                   "Marketable Securities" shall mean any securities that are traded on a major internationally recognized exchange, the average daily volume over the prior 20 trading days of which securities is at least equal to the average daily volume of the Company Common Shares over the same period.

                   "Memorandum of Association" shall mean the Amended and Restated Memorandum of Association of the Company, as in effect as of the Closing.

                   "1947/1 945 Holder" shall mean, as of any date, 1947, 1945 or any Corporate Affiliate of 1947 or 1945 that owns Company Common Shares on that date and any member of the Cisneros Family or Corporate Affiliate of any member of the Cisneros Family who owns such shares and has agreed to be bound by the terms hereof.

                   "Original Founders" shall mean the Founders other than Luis
H. Moreno III.

                   "Ownership Percentage" shall mean, with respect to any Person, the percentage of Company Common Shares then outstanding of which such Person is the Beneficial Owner, reflecting, for purposes of calculating such percentage, (a) any indirect interests in Company Common Shares (including through a direct or indirect holding company), and (b) any securities held by such Person then exercisable for or convertible into a direct or indirect beneficial interest in Company Common Shares, provided that no two Persons shall be deemed to be the Beneficial Owner of the same share or Company Common Shares (or any other security relevant in such calculation).

                   "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

                   "Subsidiaries" shall mean all the corporations or similar entities of which the Company owns, directly or indirectly, the capital stock representing 50% or more of the voting power or equity interest.

                   "3% Event" shall mean, with respect to any Holder, any time at which the aggregate Ownership Percentage of such Holder and its Corporate Affiliates is less than 3% and any time thereafter (regardless of whether such Ownership Percentage subsequently is returned to or above such level and regardless of the cause of such event).

                   "Transfer" shall mean any sale, assignment, or other outright transfer of Beneficial Ownership of any securities (including through a direct or indirect holding company) and any pledge or hypothecation (other than a pledge or hypothecation to or financing arrangement through a financial or investment banking institution for bona fide indebtedness pursuant to which the pledgee agrees to be subject to the terms of this Agreement to the same extent as the transferee), hypothecation or similar deposit, including, without limitation, a transaction the result of which is that entities not previously controlling such Person have acquired voting control of such Person, and "Transferred" and "Transferee" shall have correlative meanings.

                   In addition, capitalized terms used herein and not defined shall have the meanings assigned to them in the Combination Agreement, and the following terms are defined elsewhere in the Agreement:


Term                                                         Section
"Agreement"                                                  Preamble
"Board"                                                      2.1
"Bring-Along Notice"                                         4.2
"Bring-Along Right"                                          4.2
"Bring-Along Shareholders"                                   4.2
"Bring-Along Transaction"                                    4.2
"Combination Agreement"                                      Preamble
"Company"                                                    Preamble
"Company Sale"                                               4.2
"Election Notice"                                            4.1
"Eligible Bring-Along Transaction"                           4.1
"Exercising Holder"                                          4.1

Term                                                         Section
"Extraordinary Transaction"                                  4.1
"15% Company Transferee"                                     4.4
"3% Shareholder Transferee"                                  4.4
"3% Company Transferee"                                      4.4
"Founders"                                                   Preamble
"Hicks Muse"                                                 Preamble
"HM"                                                         Preamble
"HMC"                                                        Preamble
"HMPF"                                                       Preamble
"1945"                                                       Preamble
"1947"                                                       Preamble
"Offer Notice"                                               4.1
"Offered Holder"                                             4.1
"Offering Holder"                                            4.1
"Sale Process"                                               4.2
"Third Party Acquirer"                                       4.1

                                   ARTICLE 2

             Memorandum and Articles of Association; Advisory Fees

         Section 2.1 Memorandum and Articles of Association. Other than pursuant to the Combination Agreement, the Company shall not propose, and the board of directors of the Company (the "Board") shall not approve or recommend, any amendment of the Memorandum of Association or Articles of Association of the Company which materially adversely affects the rights of a Holder or the Founders under this Agreement, without the prior written consent of the affected Persons.

         Section 2.2 Advisory Fees. Through the third anniversary of the Effective Time (as defined in the Combination Agreement) assuming such Holder has not experienced a 3% Event, the Hicks Holders and the 1947/1945 Holders shall each be entitled to receive an annual advisory fee in the amount of U.S.$ 150,000 (in the case of the Hicks Holders) and U.S.$ 150,000 (in the case of the 1947/1945 Holders), payable on a quarterly basis. Through the earlier of the third anniversary of the Closing and the equivalent of a 3% Event with respect to the Founders collectively, the Founders, collectively, shall be entitled to receive an annual advisory fee in the amount of U.S.$50,000 payable on a quarterly basis. Such advisory fees shall not reduce the directors fees and reimbursements that may otherwise be payable to a director designated by such Persons pursuant to the Company's policies. The parties agree that the Company shall reimburse directors for all reasonable expenses incurred by them in connection with their service as such. As soon as practicable following the Effective Time, the Company shall use its reasonable best efforts to cause the articles of association of El Sitio, Inc. to be amended to provide for the deletion of article 75 thereof and the termination of the obligation of El Sitio, Inc. to pay monitoring fees pursuant thereto.

         Section 2.3 Voting for Directors by Founders. The Original Founders, as holders of all of the outstanding Class F Common Shares of the Company, shall consult with, and take into account the views of, Luis H. Moreno III in exercising the voting rights of such Class F Common Shares with respect to the election of directors of the Company.

                                   ARTICLE 3

                      Competitive Activities; Information

         Section 3.1 Competitive Activities. Neither any provision of this Agreement, nor the ownership of Company Common Shares, shall (a) restrict the Founders, CEC, the 1947/1945 Holders, any member of the Cisneros Family or Hicks Holders or any of their respective Affiliates or other entities in which any of the foregoing owns a substantial interest from engaging in or owning an interest in or serving as an officer, director, employee, advisor or consultant of any business which competes with the Company or any of its Subsidiaries, now or in the future or (b) restrict the Company or any of its Subsidiaries from engaging in or owning an interest in any business which competes with any of the Founders, CEC, the 1947/1945 Holders, the Cisneros Family or Hicks Holders or any of their respective Affiliates or other entities in which either owns a substantial interest. To the fullest extent permitted by applicable law, each party hereto hereby knowingly waives any and all claims such party may have against any of the Founders, CEC, the 1947/1945 Holders, the Cisneros Family or Hicks Holders or any of their respective Affiliates relating to any breach of fiduciary duty or other conflict of interest, including under the doctrine of corporate opportunity, of any of the Founders, CEC, the 1947/1945 Holders, the Cisneros Family or Hicks Holders arising directly or indirectly from such competitive activities. Notwithstanding the foregoing, all directors shall treat as confidential and shall not use, other than in connection with their service as a director of the Company, or a designee of a Holder, any material nonpublic information obtained from the Company in the course of their service as a director.

         Section 3.2 Accounting, Financial Information. Subject to applicable law, prior to a 15% Event with respect to the applicable Holders, the Company will provide 1947, 1945 and Hicks Muse such periodic accounting and financial information as 1947, 1945 or Hicks Muse may reasonably require for its internal purposes.

         Section 3.3 Corporate Records. Each of the Holders, prior to a 15% Event with respect to such Holder, shall be entitled to full access to the corporate records of the Company during regular business hours and upon reasonable advance notice.

                                   ARTICLE 4

        Right of First Offer; Bring-Along; Tag-Along; Transferees Bound

         Section 4.1    Right of First Offer.

         (a) Except as otherwise provided herein, in the event that, at any time following the Closing and prior to December 31, 2007, any Holder, 3% Shareholder Transferee (as defined herein), 15% Company Transferee (as defined herein) or other party to this Agreement (other than the Company, the Founders or CEC) (an "Offering Holder") proposes to Transfer (other than (1) any Transfer to a Corporate Affiliate, which Corporate Affiliate agrees to be bound by the terms hereof, (2) any Transfer to a Person comprising such Holder or (3) pursuant to an agreement approved by the Board with respect to a transaction involving all or substantially all of the assets or capital stock of the Company (an "Extraordinary Transaction")) any Company Common Shares owned by such Offering Holder, such Offering Holder shall first make an offer to Transfer such Company Common Shares to both Holders (or the other Holder, if the Offering Holder is a Holder) as to which a 3% Event has not occurred (each an "Offered Holder") in accordance with the following provisions:

                  (i) The Offering Holder shall deliver a written notice ("Offer Notice") to the Offered Holders stating (1) its bona fide intention to offer such shares, (2) the number of shares to be offered and (3) the price, which shall be in US dollars, and terms upon which it proposes to offer such shares.

                  (ii) Within 14 calendar days after giving of the Offer Notice, each of the Offered Holders shall notify the Offering Holder in writing (the "Election Notice", specifying whether such Offered Holder elects to purchase, at the price and on the terms specified in the Offer Notice, all (but not less than all) of the shares offered by the Offering Holder (each Offered Holder affirmatively so electing an "Exercising Holder"). Notwithstanding the foregoing, in the case of a proposed Transfer by the 1947/1945 Holders or the Hicks Holders of all of the Company Common Shares owned by such Offering Holder (which amount is at least 50% of the number of Company Common Shares owned by the 1947/1945 Holders in the aggregate or the Hicks Holders in the aggregate, as applicable, at Closing) (an "Eligible Bring-Along Transaction"), the Offered Holders shall be permitted to deliver such Election Notice within 28 calendar days after the giving of the Offer Notice.

                  (iii) If only one of the Offered Holders elects to purchase all of the shares specified in the Offer Notice, the Offering Holder shall promptly Transfer such shares to such Offered Holder at the price and on the terms specified in the Offer Notice. If both of the Offered Holders elect to purchase all of the shares offered pursuant to the Offer Notice, then each Exercising Holder shall purchase its pro rata portion, based on the relative Ownership Percentage of each Exercising Holder. In the case of an Eligible Bring-Along Transaction, if the Offered Holder elects to purchase less than all of the shares specified in the Offer Notice, the Company may elect to purchase all (but not less than all) such remaining shares on the terms specified in the Offer Notice within 14 calendar days after expiration of the Offer Notice or, if earlier, the date on which the Offered Holder delivers the Election Notice. If the Company elects to purchase such remaining shares, the Offering Holder shall promptly Transfer such shares to the Company, and the Offered Holder, if applicable, at the price and on the terms specified in the Offer Notice. The closing of a purchase of shares by an Exercising Holder, Exercising Holders or the Company pursuant to this subsection shall be no later than 10 business days following the last applicable expiration period pursuant to paragraphs (ii) and (iii), subject to receipt of any required regulatory approvals.

         (b) Notwithstanding the foregoing, if the Offered Holders (and the Company, in the case of an Eligible Bring-Along Transaction) do not collectively elect to purchase all of the shares specified in the Offer Notice, the Offering Holder shall have no obligation to sell any of such shares to the Offered Holders or the Company, and may, subject to Sections 4.1(c) and 4.4(a) and except in the case of an Eligible Bring-Along Transaction, during the 60 calendar day period following the expiration of the period provided in Section 4.l(a)(ii), enter into an agreement to Transfer all of the shares specified in the Offer Notice to any other party (a "Third Party Acquiror"), at a price (in cash or publicly traded securities with a fair market value at least equal to the cash price referred to in Section 4.l(a)(i)) and upon terms no more favorable to the Third Party Acquiror than those specified in the Offer Notice. If the Offering Holder does not enter into an agreement for the sale of the shares within such period, or if transactions under such agreement are not consummated within 90 calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such shares shall not be offered or Transferred unless first re-offered to the Offered Holders in accordance with this Section.

         (c) Notwithstanding any provision of this Agreement to the contrary, prior to December 31, 2007, other than in a Bring-Along Transaction pursuant to Section 4.2, no Holder may Transfer, in the aggregate, in any one or series of transactions, more than 25% of the Company Common Shares held by such Holder as of the Closing to any Persons who are not, or who do not become, as a consequence of such Transfer, parties to this Agreement.

         Section 4.2    Bring-Along Right.

         (a) In the event that either the 1947/1945 Holders or the Hicks Holders propose an Eligible Bring-Along Transaction, and such Offering Holder is entitled to Transfer all of its Company Common Shares in a transaction with a Third-Party Acquiror pursuant to Section 4.1(b), then such Offering Holder shall also have the right (a "Bring-Along Right"), upon notice no less than 10 business days to the other Holder, the Company and any other party that has become bound by this Section 4.2 (as and to the extent set forth in Section 4.4) (the "Bring-Along Notice"), to require all of such parties (other than the Company and not including the Founders or CEC) (the "Bring-Along Shareholders") to participate in such a transaction and thus cause each Bring-Along Shareholder to dispose of 100% of its Company Common Shares in such transaction on the terms set forth in this Section 4.2 (the "Bring-Along Transaction"), the consideration for which shall be cash and/or Marketable Securities. Notwithstanding the foregoing, no Holder may exercise the Bring-Along Right prior to June 30, 2005, and notice of a Holder's exercise of the Bring-Along Right may not be given after December 31, 2007.

         (b) In the event that the Offering Holder exercises the Bring-Along Right in accordance with the terms of Section 4.2(a) above, subject to Sections 4.2(c) and 4.2(d) below, each of the Bring-Along Shareholders shall promptly Transfer all of its Company Common Shares to the Third-Party Acquiror on the same terms and conditions that apply to the Offering Holder in connection with the Bring-Along Transaction. Each of the Bring-Along Shareholders and each 3% Company Transferee further agrees to timely take such other actions as the Offering Holder may reasonably request in connection with the approval and consummation of such Bring-Along Transaction, including, without limitation, causing its designees on the Board to approve such transaction, voting all of its Company Common Shares in favor of such transaction, waiving any dissenters' rights, and executing such agreements, powers of attorney, voting proxies, consents or other documents and instruments as may be necessary or desirable to consummate such Bring-Along Transaction.

         (c) In the event that a Bring-Along Transaction is proposed, the Third-Party Acquiror shall, as a condition to the consummation of the Bring-Along Transaction, agree that, if a majority of the Board (or a special committee thereof) so approves, the Third-Party Acquiror will consummate an Extraordinary Transaction in which each shareholder of the Company would be entitled to receive, in exchange for its Company Common Shares, the same consideration per share as the Holders pursuant to the Bring-Along Transaction. The Third-Party Acquiror shall submit an offer to the Company with respect to such Extraordinary Transaction no later than such time as the Offering Holder delivers the Bring-Along Notice to the Company.

         (d) In the event that the Board (or a special committee thereof) does not approve the Extraordinary Transaction proposed by the Third-Party Acquiror pursuant to Section 4.2(c) above within 10 calendar days after the Offering Holder delivers the Bring-Along Notice to the Company, the Offering Holder may, within 10 calendar days after the Board's rejection of the offer (or failure to act within such 10 calendar day period), upon notice to the Company, initiate a process for the possible sale of the Company (the "Sale Process") as set forth in paragraphs (i) and (ii) below.

                  (i) In the event that the Offering Holder notifies the Company of its election to initiate the Sale Process, the Company shall use its reasonable best efforts to solicit offers from interested parties for an alternative Extraordinary Transaction ("Company Sale"). The Offering Holder shall be entitled to participate with the Company in such process, and the Offering Holder and the Company shall fully cooperate with each other in an effort to obtain the highest price for each share of Company Common Shares. The Company shall accept and the Board shall approve the Company Sale offered in such Sale Process that offers the Company's shareholders the most favorable terms, provided that (A) the price offered for the Company Common Shares in such Company Sale is equal to or greater than the price offered by the Third Party Acquiror and (B) an internationally recognized investment bank selected by the Board delivers an opinion to the effect that the consideration offered to the Company's shareholders in such Company Sale is fair from a financial point of view. In the event the Board approves the Company Sale, each of the Holders and each 3% Company Transferee shall vote its shares in favor of such transaction and otherwise use its reasonable best efforts to cause such transaction to be consummated. In the event that the Board does not obtain an offer that satisfies both clauses (A) and (B) of this paragraph (i) and the Board does not approve a Company Sale within 6 months following delivery of notice to the Company of the exercise of the Bring-Along Right, the Offering Holder may require each of the Bring-Along Shareholders to promptly Transfer all of its Company Common Shares to the third-party offeror (or, within 60 days of the termination of the Sale Process, to any other party whose offer price is at least equal to the price offered in the initial proposed Bring-Along Transaction) in such Bring-Along Transaction on the same terms and conditions that apply to the Offering Holder in connection with such Bring-Along Transaction. Subject to Section 4.3, the Offering Holder may alternatively elect to sell only its Company Common Shares as described in the preceding sentence.

                  (ii) In the event a Holder exercises the Bring-Along Right and neither a Bring-Along Transaction nor a Company Sale is consummated (other than for reasons not within such Holder's reasonable control, such as failure of the Third-Party Acquiror to obtain financing or regulatory obstacles to the transaction), such Holder shall not exercise the Bring-Along Right until the earlier of 12 months after such Holder's last exercise of the Bring-Along Right and December 31, 2007.

                  (iii) The Company shall provide all reasonable cooperation as may be requested by the Offering Holder in connection with the negotiation and consummation of a Bring-Along Transaction or Company Sale, including, without limitation, providing financial, business and other information to the Third-Party Acquiror, using its reasonable best efforts to obtain a fairness opinion if required pursuant to
         Section 4.2(d)(i) and other customary matters for such a transaction; provided, however, that prior to providing any material confidential information to such Third-Party Acquiror, the Company may request that the Third-Party Acquiror enter into a reasonable and customary confidentiality agreement relating to the receipt and use of such information.

         Section 4.3    Tag-Along Right; Founders' and CEC's Other Agreements.

         (a) In the event that, at any time prior to December 31, 2007, any of the Hicks Holders, the 1947/1945 Holders, CEC and/or the Founders (collectively, the "Tag-Along Holders") propose to sell in one transaction or a series of related transactions (subject to the terms of this Article 4) an aggregate number of Company Common Shares equal to or greater than 45% of the outstanding Company Common Shares, which transaction is not a Company Sale or other Board-approved transaction relating to the entire Company or its capital stock (a "Tag-Along Sale"), each of the other Tag-Along Holders, so long as the applicable group has not experienced a 3% Event, may elect within 10 calendar days of receipt of written notice thereof, to participate on a p rata basis (based on the percentage sold relative to the Tag-Along Holders' entire holding), in such Tag-Along Sale, in which case the notifying Tag-Along Holder shall cause such other Tag-Along Holders shares to be included in the Tag-Along Sale, on the same terms and conditions.

         (b) Each of the Founders and CEC hereby agrees that, in connection with any Company Sale or other Bring-Along Transaction that requires a vote of the shareholders of the Company, such party will (i) vote its shares in favor of approval of such transaction, (ii) to the full extent permitted by applicable law, cause any designee it may have on the Board to vote, in favor of such transaction, (iii) Transfer its shares to the acquiror in such Company Sale or Bring-Along Transaction and (iv) otherwise cooperate with the Hicks Holders and the 1947/1945 Holders in causing such Company Sale or Bring-Along Transaction to be consummated.

         (c) Schedule A hereto lists the identity of each of the Founders and the number of Company Common Shares beneficially owned by such Founders as of the date hereof. The Founders designate Roberto Vivo-Chaneton to be their representative for purposes of providing any notices specified in this Section 4.3, which designee may be changed by written notice signed by Founders holding a majority of the Company Common Shares owned by the Founders to the Company and the Holders. In the event that any Founder that is not a natural person experiences a change in control (such that any Person other than a Person with such equity or voting power as of the date hereof beneficially owns or controls 45% of the equity, voting power or the ability to elect a majority of the board of directors of such entity), such Founder's rights and obligations under this
Section 4.3 shall terminate. A Transferee of the Founders shall not be entitled to any of the benefits of this Section 4.3 (except in the case of a Transfer to another Founder).

         Section 4.4 Transferees Bound; Confirmatory Document Required Prior to Transfer.

         (a) In the event that either the 1947/1945 Holders, or the Hicks Holders propose to Transfer Company Common Shares such that the Transferee would be a 3% Shareholder Transferee, or if the Company proposes to Transfer Company Common Shares such that the Transferee would be a 15% Company Transferee, the proposed Transferee(s) of Company Common Shares shall first be required to execute a confirmatory document in which it agrees in writing to be bound by the terms of Sections 4.1,4.2,4.4 and 5.3. The restrictions set forth in Sections 4.1,4.2,4.4 and 5.3 shall also apply to any subsequent Transfers of such Company Common Shares. Any 3% Shareholder Transferee or 15% Company Transferee shall have the obligations of an Offering Holder under Section 4.1 but not the rights of an Offered Holder. Such 3% Shareholder Transferee or 15% Company Transferee shall not have any rights of an Offering Holder (including the Bring-Along Right) pursuant to Section 4.2, but shall have the obligations of an Offered Holder pursuant to Section 4.2. In the event that the Company proposes to Transfer Company Common Shares such that the Transferee would be a 3% Company Transferee, the proposed Transferee(s) of Company Common Shares shall first be required to execute a confirmatory document in which it agrees in writing to be bound by the terms of Sections 4.2(b) and 4.2(d)(i). The restrictions set forth in Sections 4.2(b) and 4.2(d)(i) shall also apply to any subsequent Transferees of such Company Common Shares. Notwithstanding this
Section 4.4 and any other provision hereof to the contrary, a 3% Company Transferee shall only have the obligation to vote its shares in favor of a Bring-Along Transaction pursuant to Section 4.2(b) or a Company Sale and otherwise use its reasonable best efforts to cause such Company Sale to be consummated pursuant to Section 4.2(d)(i).

         (b) A "3% Shareholder Transferee" shall be a Person which acquires at least 3% of the outstanding voting stock of the Company from a Holder or from a Transferee of such Holder. A "15% Company Transferee" shall be a Person which acquires at least 15% of the outstanding voting stock of the Company from the Company. A "3% Company Transferee" shall be a Person which acquires at least 3% but less than 15% of the outstanding voting stock of the Company from the Company. CEC shall not be deemed to be a 3% Shareholder or Company Transferee.

         (c) The provisions of this Article shall not apply to a Transfer between Holders or among Persons comprising one Holder, or a Transfer to a Corporate Affiliate that in connection with such Transfer becomes a member of the applicable Holder.

                                   ARTICLE 5

                                 Miscellaneous

         Section 5.1    Transfers; Affiliates.

         (a) A Holder may Transfer shares to another member or members of the applicable group of Holders so long as each such Transferee agrees unconditionally to be bound by the terms hereof to the full extent of the obligations of the transferor hereunder. Any such agreement shall be in writing, in a form reasonably satisfactory to the Company and the Board, entered into prior to effecting the Transfer and provided to the other Holder as to which a 15% Event has not occurred. For the avoidance of doubt, this
Section 5.1(a) shall not apply to any Transfer by a Founder.

         (b) A Transfer in violation of this Section 5.1, or any other provision of this Agreement, shall be null and void, and the Company shall not give effect to such Transfer on the stock transfer books of the Company nor recognize for any purpose the transferee as the holder of the shares purported to be Transferred.

         Section 5.2 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, including making application as soon as practicable hereafter for all consents and approvals required in connection with the transactions contemplated hereby and diligently pursuing the receipt of such consents and approvals in good faith thereafter.

         Section 5.3 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any U.S. federal court located in the Southern District of the State of New York or any New York state court in the Borough of Manhattan, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (except in the case of enforcement of orders, in which case the jurisdiction of such courts shall be non-exclusive) (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5,7 shall be deemed effective service of process on such party.

         Section 5.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 5.5 Public Announcements and Confidentiality. No party hereto will make any public announcement concerning transactions contemplated by this Agreement prior to reaching agreement with the other parties hereto, unless required to do so by applicable law or regulation. The parties hereto agree, except as may be required by applicable law or regulation, not to further disclose any terms of the agreements contemplated hereby or any of the transactions or other matters contemplated thereby or related thereto.

         Section 5.6 Expenses. Except as otherwise specifically provided in this Agreement or the Combination Agreement, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

         Section 5.7 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), or when delivered by telecopy and confirmed by return telecopy, in each case to the applicable addresses set forth below, or such other address as any such party shall have designated by notice to the other parties:

         (a)      If to 1947, 1945 or to any member of the Cisneros Family:

                           c/o Finser Corporation
                           550 Biltmore Way
                           Suite 900
                           Coral Gables, Florida 33134
                           Attention: General Counsel
                           Facsimile: (305) 447-1389

                  with a copy (which shall not constitute notice) to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attention: Adam 0.  Emmerich, Esq.
                           Andrew J. Nussbaum, Esq.
                           Facsimile: (212) 403-2000

         (b)      If to the Company:

                           Claxson Interactive Group Inc.
                           404 Washington Avenue, 8th Floor
                           Miami Beach, Florida 33139
                           Attention: General Counsel
                           Facsimile: (305) 894-3606

         (c)      If to any of the Founders:

                           c/o Roberto Vivo-Chaneton
                           Claxson Interactive Group Inc.
                           Avenida Ingeniero Huergo 1167
                           Buenos Aires, Argentina Cl 107 AOL
                           Faxsimile: (54-11) 4339-3876
                  with a copy (which shall not constitute notice) to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention:  Alan M.  Klein, Esq.
                           Glenn M. Reiter, Esq.
                           Facsimile: (212) 455-2502

         (d)      If to any of HM, HMPF or HMC:

                           c/o Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court
                           Suite 1600
                           Dallas, Texas 75201
                           Attention: Eric C. Neuman
                           Facsimile: (214) 720-7888

                  with a copy (which shall not constitute notice) to:

                           Clifford Chance Rogers & Wells LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: L. Kevin O'Mara, Jr., Esq.
                           Facsimile: (212) 878-8375

         (e)      If to CEC:

                           c/o Cisneros Television Group
                           404 Washington Avenue
                           8th Floor
                           Miami, Florida 33139
                           Attention: Carlos E. Cisneros
                           Facsimile: (305) 894-3601

                  with a copy (which shall not constitute notice) to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attention:  Adam O. Emmerich, Esq.
                           Andrew J. Nussbaum, Esq.
                           Facsimile: (212) 403-2000

         Section 5.8 Termination. This Agreement may be terminated at any time by the mutual consent of the Holders who have not experienced a 3% Event. Unless earlier terminated, this Agreement will terminate in full on December 31, 2007 (subject to extension in the event a

Sale Process is then in progress). Except to the extent earlier terminated as to particular Sections or Holders, this Agreement shall terminate in full at such time as both Holders have experienced a 3% Event.

         Section 5.9 Amendment. This Agreement may be amended, modified, superseded or cancelled only by an agreement in writing signed by the Holders, provided that any such change shall not increase the obligations of a non-Holder hereunder without such party's written consent. The rights of the Founders and CEC under Section 4.3 or any other Section hereof under which such party has rights may not be amended in any manner adverse, as the case may be, to (x) the Founders without the prior written consent of Founders then holding at least 50.0% of the Company Common Shares then owned by all of the Founders or (y) CEC, without the prior written consent of CEC.

         Section 5.10 Waiver; Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party's rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

         Section 5.11 Successors and Assigns. Except as set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth herein, no party hereto shall be entitled to assign its rights or delegate its obligations under this Agreement (other than to Affiliates) without the express prior written consent of the other parties hereto. Any purported assignment or delegation made in violation of this Section shall be null and void and of no effect. Notwithstanding anything in this Agreement to the contrary, any party hereto (other than the Founders and CEC) may assign its rights hereunder to any one or more Person or Persons to whom all or substantially all of its respective businesses are assigned or otherwise Transferred, so long as such Person or Persons assumes the obligations of such party hereunder and such assignment does not deprive any other party hereunder of the benefits of this Agreement.

         Section 5.12 Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the parties hereto, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         Section 5.13 Entire Agreement. Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding between the parties, or among any of them, relating to the subject matter hereof and supersedes (i) all prior agreements and understandings relating to such subject matter, whether written or oral and (ii) any contemporaneous oral understandings related to the subject matter hereof.

         Section 5.14   Interpretation; Absence of Presumption.

         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, subsection, paragraph and Exhibit references are to the Articles, Sections, subsections and paragraphs of and Exhibits to this Agreement unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; (iv) provisions shall apply, when appropriate, to successive events and transactions; and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days.

         (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         Section 5.15 Headings. The name assigned this Agreement and the Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         Section 5.16 Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

         Section 5.17 Remedies Cumulative. Except as otherwise specifically provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         Section 5.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

         Section 5.19 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to each other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided that receipt of copies of such counterparts is confirmed.

                   IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.


                                        CLAXSON INTERACTIVE GROUP INC.


                                        By: /s/ Amaya Ariztoy
                                           ------------------------------------
                                           Name: Amaya Ariztoy
                                           Title: Director


                                        1947 PTVI LLC


                                        By: /s/ Jose Misrahi
                                           ------------------------------------
                                           Name: Jose Misrahi
                                           Title: President and Treasurer


                                        1945 PTVI LLC


                                        By: /s/ Jose Misrahi
                                           ------------------------------------
                                           Name: Jose Misrahi
                                           Title: Vice President and Treasurer

                                        HICKS, MUSE, TATE & FURST LATIN
                                           AMERICA FUND, L.P.


                                        By: HICKS, MUSE LATIN AMERICA & CO.,
                                            L.P., its general partner

                                            By: HICKS, MUSE GP PARTNERS L.A.,
                                                L.P., its general partner

                                                By: HICKS, MUSE LATIN AMERICA
                                                    FUND I INCORPORATED, its
                                                    general partner

                                                By: /s/ Eric C. Neuman
                                                   ----------------------------
                                                   Eric C.  Neuman
                                                   Partner

                                        HICKS, MUSE, TATE & FURST LATIN AMERICA
                                        PRIVATE FUND, L.P.


                                        By: HICKS, MUSE LATIN AMERICA & CO.,
                                            L.P., its general partner

                                            By: HICKS, MUSE OP PARTNERS L.A.,
                                                L.P., its general partner

                                                By: HICKS, MUSE LATIN AMERICA
                                                    FUND I INCORPORATED, its
                                                    general partner

                                                By: /s/ Eric C. Neuman
                                                   ----------------------------
                                                   Eric C.  Neuman
                                                   Partner

                                        HMLA l-SBS COINVESTORS, L.P.


                                        By: HICKS, MUSE OP PARTNERS, L.A.,
                                            L.P., its general partner

                                            By: HICKS, MUSE LATIN AMERICA FUND
                                                I INCORPORATED, its general
                                                partner

                                             By: /s/ Eric C. Neuman
                                                -------------------------------
                                                Eric C.  Neuman
                                                Partner

                                        CARLOS ENRIQUE CISNEROS


                                        By: /s/ Carlos Enrique Cisneros
                                           ------------------------------------
                                           Carlos Enrique Cisneros


                                        MILITELLO LIMITED


                                        By: /s/ Roberto Vivo-Chaneton
                                           ------------------------------------
                                           Name: Roberto Vivo-Chaneton
                                           Title:


                                        ROBERTO VIVO-CHANETON


                                        By: /s/ Roberto Vivo-Chaneton
                                           ------------------------------------


                                        IMPSAT FIBER NETWORKS, INC.


                                        By: /s/ Ricardo Verdaguer
                                           ------------------------------------
                                           Name: Ricardo Verdaguer
                                           Title: President


                                        SLI.COM INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        TOWER PLUS INTERNATIONAL


                                        By: /s/ Ricardo Verdaguer
                                           ------------------------------------
                                           Name: Ricardo Verdaguer
                                           Title: President

                                        RC LIMITED


                                        By: /s/ Roberto Cibrian-Campoy
                                           ------------------------------------
                                           Name: Roberto Cibrian-Campoy
                                           Title:


                                        ROBERTO CIBRIAN-CAMPOY


                                        By: /s/ Roberto Cibrian-Campoy
                                           ------------------------------------

                                                                    EXHIBIT 3.1


                                   SCHEDULE A

                                    Founders


Name and Controlling Shareholder (if any)                    Number of Common Shares

IMPSAT Fiber Networks, Inc.                                  614,123
Militello Limited                                            473,691
RC Limited                                                   79,236
Roberto Cibrian-Campoy                                       96,000 (Beneficial ownership)*
Roberto Vivo-Chaneton                                        46,000 (Beneficial ownership)*
SLI.com Inc.                                                 489,418
Tower Plus International                                     133,238
Luis H.  Moreno III                                          99,294


         * For avoidance of doubt, includes El Sitio Common Shares that are (i) underlying share options exercisable as of the date hereof and within 60 days hereof and (ii) underlying share options that will thereafter become exercisable.